Exhibit 4-G

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of January 30, 2021, Shoe Carnival, Inc. (the “Company,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.01 per share (the “common stock”).

The following is a summary of the general terms and provisions of our common stock. This summary does not purport to be complete and is subject to and qualified by reference to our amended and restated articles of incorporation (our “articles of incorporation”), our by-laws, as amended (our “by-laws”), and the applicable provisions of the Indiana Business Corporation Law, as amended (the “IBCL”).  Our articles of incorporation and by-laws are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). For additional information, please read our articles of incorporation, our by-laws and the applicable provisions of the IBCL.

General

Under our articles of incorporation, we are authorized to issue up to 50,000,000 shares of common stock, par value $0.01 per share, as well as up to 5,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).  We have no shares of preferred stock issued or outstanding.  All outstanding shares of our common stock are fully paid and nonassessable.  Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “SCVL.” Computershare Trust Company, N.A. is the registrar and transfer agent for our common stock.

Dividends

Subject to any prior rights that may be conferred upon the holders of any preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive ratably such dividends, payable in cash, in property or in securities of the Company, as our Board of Directors may, from time to time, declare out of funds legally available therefor. Future dividends, if any, will be determined by our Board of Directors and will be based on our results of operations, financial condition, business conditions and other factors deemed relevant by our Board of Directors at the time any such dividends are considered by our Board of Directors.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters upon which shareholders have the right to vote. Our articles of incorporation do not provide for cumulative voting in the election of directors.  Directors are elected by the affirmative vote of a majority of the votes cast with respect to the director (meaning that the number of shares voted “for” a director’s election must exceed the number of shares voted “against” that director’s election) at any shareholders meeting for the election of directors at which a quorum is present; provided that if, as of the record date for such meeting, the number of director nominees to be considered at the meeting exceeds the number of directors to be elected, each director will be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors. On all other matters, unless a greater number of affirmative votes is required by the IBCL, our articles of incorporation or our by-laws, an action is approved if the number of votes cast in favor of the action exceeds the number of votes cast opposing the action.

Liquidation and Dissolution

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment or provision for payment of all of our obligations and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

Other

Holders of our common stock are not entitled to any preemptive or preferential right to purchase or subscribe for shares of capital stock of any class and have no conversion, redemption or sinking fund rights.

Certain Provisions of the IBCL, Our Articles of Incorporation and Our By-laws

Certain provisions of the IBCL, our articles of incorporation and our by-laws summarized below may be deemed to have an anti-takeover effect and may delay or make more difficult unsolicited acquisitions or changes of control of us. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of us, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of our Board of Directors.

Meetings of Shareholders and Action by Unanimous Written Consent. Under Chapter 29 of the IBCL, any action required to be taken by our shareholders may be effected only at an annual meeting or special meeting of shareholders, and shareholders may act in lieu of such meetings only by unanimous written consent. Our by-laws provide that special meetings of shareholders may be called only by our Chairman of the Board or a majority of our Board of Directors. Holders of our common stock are not permitted to call a special meeting of shareholders or to require that our Board of Directors call a special meeting of shareholders.

Our by-laws also establish an advance notice procedure with regard to business to be brought before an annual meeting of shareholders and advance notice procedures with regard to the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors. Although our by-laws do not give our Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

Board of Directors. Pursuant to our articles of incorporation and our by-laws, our Board of Directors is divided into three classes, as nearly equal in number as possible, serving staggered terms of office of three years.  The term of one class expires each year.  Under Chapter 33 of the IBCL, an Indiana corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board of directors unless the Indiana corporation adopts a by-law expressly electing not to be governed by this provision. Although our articles of incorporation provide for a classified board of directors, we adopted an amendment to our by-laws electing not to be subject to this mandatory requirement on June 9, 2009; however, the IBCL permits this election to be rescinded by subsequent action of our Board of Directors.

Our articles of incorporation provide that a director may be removed, either with or without cause, by a majority vote of the entire Board of Directors or by the affirmative vote of the holders of a majority or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors cast at a meeting of the shareholders called expressly for that purpose.  Our articles of incorporation and our by-laws provide that any vacancy in our Board of Directors may be filled by a majority vote of the remaining members of the Board of Directors, even if less than a quorum.

Board Authority – Issuance of Shares. Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices. In addition, depending on the rights prescribed for any series of preferred stock that may be issued, the issuance of preferred stock could have an adverse effect on the voting power of the holders of our common stock or could impose restrictions upon the payment of dividends and other distributions to the holders of our common stock.

Amendment of Our Articles of Incorporation and By-laws. Our articles of incorporation provide that, in addition to any other vote required by law, our articles of incorporation or our by-laws, the affirmative vote of the holders of at least 80% of our outstanding capital stock entitled to vote generally in the election of directors is necessary to amend, alter or repeal the provisions in our articles of incorporation governing (i) indemnification of our directors, officers, employees and agents, (ii) certain business combinations with related persons, and (iii) the amendment of our articles of incorporation.

Under Section 23-1-39-1 of the IBCL and our by-laws, our Board of Directors has the exclusive authority to make, alter, amend or repeal our by-laws, and our shareholders do not have the right to amend our by-laws.

Control Share Acquisitions. Under Chapter 42 of the IBCL, an acquiring person or group who acquires, directly or indirectly, ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” in an “issuing public corporation” may not exercise voting rights on any control shares unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If the acquiring person has acquired control shares with a majority or more of the voting power and the control shares are accorded full voting rights by the disinterested shareholders, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL. We are an “issuing public corporation” as defined under Chapter 42.

Under Chapter 42, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

Chapter 42 does not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or by-laws, including a by-law adopted by the corporation’s board of directors, provide that they do not apply.  Our articles of incorporation and our by-laws do not currently exclude us from Chapter 42.

Certain Business Combinations. Chapter 43 of the IBCL restricts the ability of an Indiana corporation that has 100 or more shareholders to engage in any business combinations with an “interested shareholder” for five years after the date the shareholder became an “interested shareholder” (such date, the “share acquisition date”), unless the business combination or the purchase of shares by the interested shareholder on the interested shareholder’s share acquisition date is approved by the board of directors of the corporation before the share acquisition date. If such prior approval is not obtained, the interested shareholder may effect a business combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified fair price criteria.

For purposes of Chapter 43, “interested shareholder” means any person, other than the corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

Chapter 43 does not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our articles of incorporation do not currently exclude us from Chapter 43.

In addition to the restrictions set forth in Chapter 43 of the IBCL, our articles of incorporation provide that the Company may not become a party to certain business combinations (including but not limited to certain sales, purchases, exchanges, leases, transfers, dispositions, acquisitions, mergers, consolidations, reclassifications, recapitalizations or share acquisitions) by or with a related person unless such business combination (i) has been approved by the affirmative vote at a meeting of our shareholders of (A) at least 80% of the outstanding shares of all classes of our voting stock and (B) the holders of the outstanding shares of our voting stock representing a majority of all the votes entitled to be cast by all shares of voting stock, other than any shares beneficially owned or controlled, directly or indirectly, by the related person; (ii) has been approved by an affirmative vote of not less than a majority of all continuing directors; or (iii) meets specified fair price criteria.

For purposes of this provision of our articles of incorporation, “related person” means any person who is (i) the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding shares of our voting stock and who has not been the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding shares of our voting stock for a continuous period of two years prior to the date in question; or (ii) an affiliate of the Company and at any time within the two-year period immediately prior to the date in question (but not continuously during such two-year period) was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of our voting stock; or (iii) an assignee of or successor to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any related person, if the assignment or succession has occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.